                                                                    EXHIBIT 99.1

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                      ANNOUNCES THIRD QUARTER 2002 RESULTS

           COMPLETED $500 MILLION STRATEGIC ACQUISITION IN NEW ENGLAND

           PORTFOLIO DIVERSIFICATION MODERATES AFFECT OF WEAK ECONOMY


SUMMARY FINANCIAL RESULTS

Apartment Investment and Management Company (NYSE:AIV) ("Aimco") announced third quarter and year-to-date 2002 results including:

- Earnings Per Share ("EPS") were $0.26 and $1.07 on a diluted basis for the three and nine month periods compared with $0.02 and $0.07 for same periods one year ago, respectively.

- Operating Earnings per Share ("OEPS") were $0.37 and $1.34 on a diluted basis for the three and nine month periods compared with $0.23 and $0.37 for the same periods one year ago, respectively.

- Funds From Operations ("FFO") were $123 million, or $1.09 per diluted common share for the quarter and $392 million, or $3.59 per diluted common share, year-to-date. The comparable results from the same periods in 2001 were $136 million, or $1.30 per share, for the third quarter of 2001 and $399 million, or $3.91 per share, for the first nine months of 2001.

================================================================================
                                PER SHARE RESULTS

                                            THIRD                   YEAR TO
                                           QUARTER                   DATE
                                           -------                  -------
Earnings - EPS                             $ 0.26                   $ 1.07

Operatings Earnings - OEPS                   0.37                     1.34

Funds from Operations - FFO                  1.09                     3.59

Adjusted Funds from Operations - AFFO        0.85                     2.95

================================================================================

MANAGEMENT COMMENTS

"A highlight of the third quarter was the $500 million acquisition of Thomas Flatley's 11 New England apartment properties," said Terry Considine, Aimco chairman and chief executive officer. "This transaction met Aimco's financial criteria for accretion, return on investment and purchase for less than replacement cost. These properties increase Aimco's overall portfolio quality and will make the greater Boston area Aimco's third largest market."

Commenting on core operations, Aimco's President, Peter Kompaniez, said, "Real estate operations were affected by general economic weakness to a greater extent this quarter than in the first half of the year. While Aimco benefits from its geographic diversification, as evidenced by a modest 0.8% decline in Same Store Net Operating Income year-to-date, conditions in several markets are certainly difficult."

Mr. Considine added: "Aimco's near term objective is to manage those factors within its control. We are directing our efforts towards controlling expenses and minimizing resident turnover. In addition, we are focused on strengthening the balance sheet, primarily by repayment of short-term debt through dispositions of Aimco's lowest rated properties with a target of $300 to $400 million in gross sales proceeds, with $100 to $125 million in net proceeds, by year-end. We expect to complete an additional $700 to $800 million in gross sales, with $200 to $275 million in net proceeds, during the first half of next year."

COMMON STOCK DIVIDENDS

As previously announced, the Board of Directors declared the regular quarterly cash dividend of $0.82 per Class A common share for the quarter ended September 30, 2002, payable on November 18, 2002 to stockholders of record on November 11, 2002. The dividend represents a distribution of 96% of AFFO and 75% of FFO for the quarter ended September 30, 2002 and a 9.2% yield based on the $35.49 closing price of Aimco's Class A Common Stock on November 1, 2002.

OPERATIONAL RESULTS

RENTAL PROPERTY OPERATIONS (GAAP INCOME STATEMENTS)

Third quarter revenue from rental property operations of $367 million was up $52 million or 17% from the third quarter 2001 primarily due to the Casden acquisition and one month contribution from the New England properties acquisition, which together contributed $44 million, as well as additional partnership consolidations net of property sales. The average portfolio rent per unit was $715 compared with $694 in the prior year.

Third quarter expenses from rental property operations of $153 million were up $34 million or 28% from the third quarter 2001 primarily due to new acquisitions and partnership consolidations as well as higher levels of spending.

Income from Property Operations of $214 million was up $18 million or 9% from the third quarter 2001, benefiting from higher year-over-year revenue somewhat offset by higher expenses. In summary for the nine months and for the quarter, the real estate portfolio was affected by the current economic environment, yet demonstrated stability compared to the sector given its geographic and price point diversification.

================================================================================
                        RENTAL PROPERTY OPERATING METRICS

                                       THIRD QUARTER            SEQUENTIAL
                                 ------------------------  --------------------
                                  2002    2001   Variance   2nd Qtr    Variance
                                 -----    ----   --------  ---------  ---------
Average Physical Occupancy         92.1%   92.3%   -20bp      91.7%      +40bp

Average Rent/unit                $  715   $ 694    3.0%     $  695       2.9%

NOI ($mm)                         214.0   195.8    9.3%      211.3       1.3%

================================================================================

The Casden portfolio in Southern California has generated a 5% increase in NOI since the March acquisition, realizing increased market rents and occupancies over the past two quarters. Physical occupancy was above 96% at quarter-end.

As announced in the second quarter 2002 earnings release, Aimco now deducts both Capital Replacements and Capital Enhancements in calculating AFFO. During the third quarter, which is the high season for such spending, Capital Replacements were $25 million, or $150 per unit and Capital Enhancements were $1 million or $9 per unit. The $26 million total of these expenditures equals $0.24 per share (based on AFFO calculation).

================================================================================
             CAPITAL REPLACEMENT & CAPITAL ENHANCEMENT EXPENDITURES

                                            2002               2001
                                     -----------------   -----------------
                                      THIRD    YEAR TO    THIRD    YEAR TO
                                     QUARTER    DATE     QUARTER     DATE
Capital Replacements                 $   25     $   61   $   15     $   41
Capital Enhancements                      1          6      n/a        n/a
                                     ------     ------   ------     ------
  Total ($mm)                        $   26     $   67   $   15     $   41

Capital Replacements per unit        $  150     $  364   $   95     $  265
Capital Enhancements per unit             9         37      n/a        n/a
                                     ------     ------   ------     ------
  Total ($/unit)                     $  159     $  401   $   95     $  265

Capital Replacements per share       $ 0.23     $ 0.58   $ 0.14     $ 0.41
Capital Enhancements per share         0.01       0.06      n/a        n/a
                                     ------     ------   ------     ------
  Total ($/share)                    $ 0.24     $ 0.64   $ 0.14     $ 0.41

================================================================================

Real estate Free Cash Flow, including Aimco's share of cash flow from unconsolidated properties, was $186 million, down slightly from $187 million in the third quarter 2001. The third quarter 2002 results reflect a 53% increase in contributions from price points above $1,000, a result of the Casden acquisition, offset by higher Capital Replacement costs per unit.

"SAME STORE" RESULTS

"Same Store" results reflect the performance of conventional communities held and stabilized within Aimco's portfolio during both the current and prior year period. These results measure operating performance by eliminating variations caused by interim transactions. "Same Store" properties accounted for 88% of third quarter Free Cash Flow ("FCF"). There are 638 "Same Store" Communities with a total 176,476 apartment units and a weighted average 77.4% ownership.

                          SAME STORE OPERATING RESULTS

================================================================================

                             THIRD QUARTER             FIRST NINE MONTHS
                    ------------------------------  ----------------------------
                       2002       2001    Variance    2002      2001    Variance
                    ---------  ---------  --------  --------  --------  --------
Revenue              $ 283.9    $ 288.3     -1.5%    $ 862.8   $ 861.3    0.2%
Expenses               112.5      110.5      1.8%      321.8     315.7    1.9%
                     -------    -------     ----     -------   -------   ----
NOI                    171.4      177.8     -3.6%      541.0     545.6   -0.8%
NOI margin              60.4%      61.7%    -130bp      62.7%     63.3%   -60bp

================================================================================


"Same Store" third quarter revenues of $284 million were $4 million lower than in the third quarter 2001, primarily due to lower average rent, down $7 per unit, and occupancy, down 60 basis points. "Same Store" expenses increased $2 million or 1.8% primarily due to higher repairs and maintenance and turnover costs as well as increased taxes. The diversified Aimco portfolio produced a 0.8% downturn in year-over-year Net Operating Income for the first nine months with essentially flat revenues and somewhat higher expenses.

================================================================================
                     SAME STORE BREAKDOWN OF TOP 40 MARKETS
                        COMPARATIVE NOI YEAR TO DATE (1)

                                                                      PERCENT
                                                       NUMBER OF     OF TOP 40
FIRST NINE MONTHS 2002 V. 2001                          MARKETS       OF NOI
---------------------------------------------------   -----------   -----------
THE GOOD
    Markets with positive change in NOI                    24            56%
THE BAD
    Markets with up to -5% change in NOI                    6            21%
THE UGLY
    Markets with -5% or greater decrease in NOI            10            23%

================================================================================
(1) See Supplemental Schedule IX, X and XI for detailed market by market data






Review of the "Same Store" 40 largest markets, which comprise 81% of total "Same Store" NOI, indicates that a majority of markets making-up 56% of NOI are experiencing positive NOI growth and that " Ugly" performance is limited to less than one-quarter of "Same Store" NOI. For the first nine months, 24 of Aimco's markets were "Good," demonstrating growth compared with 2001, six markets were flat to "Bad," down as much as 5%, and ten markets were "Ugly", down 5% or more. "Good" markets offset the negative affect of those markets hardest hit by the recession. If the Casden and New England acquisitions were added to Aimco's "Same Store" results on a pro forma basis, the "Good" market contribution to NOI would increase to 62% while the "Ugly" would be reduced to 20%.

================================================================================
                     SAME STORE SEQUENTIAL OPERATING METRICS

                                                   THIRD QUARTER                          SEQUENTIAL
                                      -----------------------------------------   --------------------------
                                         2002           2001         Variance       2nd Qtr        Variance
                                      -----------    -----------    -----------   -----------    -----------
Average Physical Occupancy                   93.3%          94.0%         -70bp          93.3%            --
Average Rent/unit (1)                 $       683    $       690          -1.0%   $       692          -1.3%

================================================================================

(1) Concessions were $30 per unit in the Third Quarter 2002 and are considered in the calculation of average rent.


PROJECT CENTURY

Project Century, a program initiated in early 2001 to identify and execute improved revenue and operating efficiencies was formally transitioned to a Continuous Improvement Program during the third quarter. The total cost to Aimco of the 18 month program was approximately $19 million including advisory fees and direct expenses associated with program implementation. The benefit of Project Century initiatives identified and executed to date is reflected in Aimco's strong NOI performance over the past 12 months, which the Company believes compares favorably to other companies in its peer group. In addition, the program identified numerous revenue enhancing initiatives that Aimco intends to effect through its Continuous Improvement Program as the economy permits.

INVESTMENT MANAGEMENT ACTIVITY

Aimco earns Investment Management income by providing property management, asset management, refinancing, disposition, development, construction management and other services to affiliated partnerships and, to a limited extent, by managing third party properties. Pursuant to the respective partnership agreements, Aimco earns fees from its partnership interests in 933 unconsolidated properties, where the Aimco ownership is a weighted average of 18% and the limited partner interest has a gross value of approximately $4 billion of which approximately 65% is funded with non-recourse property debt. Aimco provides property management and other services to third parties for 203 properties including approximately 25,058 units, of which 8,274 units, or 33%, are pursuant to long-term contracts.

Net operating income from Investment Management activities was $2 million compared with $11 million in the third quarter 2001. Net operating income was lower than in the prior year due to several factors including: the planned reduction in third party property management, which reduced fees by $2.6 million; increased ownership interests in consolidated properties, which eliminated $2.2 million of management fee income; reduced capitalized costs of $2.4 million; and increased insurance costs of $1.6 million.

INTEREST INCOME AND GENERAL PARTNER LOANS

Interest and Other Income was $12 million, a decrease of $3 million or 20% from $15 million in third quarter 2001. Of this total, transactional income (accretion) was $3.8 million compared to $5.8 million for the third quarter 2001.

Aimco assesses the collectibility of loans receivable from affiliated partnerships through a review of property operations, property values and the borrower's ability to repay the loan. During 2002 and through September 30, approximately 125 loans with a carrying value of $100 million (face value $172 million) had been evaluated resulting in the following:

o Approximately $23 to $25 million identified in estimable and probable recoveries of which $19 million was recognized through the third quarter and approximately $4 to $6 million was deferred for recognition in subsequent periods.

o $1.7 and $3.1 million identified in impairments, which was treated as expense for the third and second quarters, respectively, and accounted for as "Provision for losses on notes receivable."

Aimco expects to review by year-end the balance of these loans, with a carrying value of $148 million (face value $165 million), and expects to identify both recoveries and impairments, but does not expect any net impairment to be material to Aimco.

G&A

General and administrative (G&A) expenses for the quarter were $4.4 million, essentially flat with the year ago period.

SUMMARY OF THIRD QUARTER PERFORMANCE

Third quarter results were in the range of per share expectations; however, core operations were lower than projections while other earnings were at the high end of the range. Core operations were affected by lower real estate revenue in "Same Store" operations (impacting per share FFO by approximately 2 cents) and reduced capitalized costs (affecting per share FFO by 2 cents).

================================================================================
                         ACTUAL VERSUS PROJECTED RESULTS

                                             THIRD QUARTER
                                      ACTUAL            PROJECTED
                                     $/SHARE             $/SHARE
                                    ---------        --------------
FFO                                 $ 1.09           $1.07  - 1.17
  Core Operations                     0.99            1.02  - 1.07
  Real Estate Transactions & Other    0.10            0.05  - 0.10


AFFO                                  0.85            0.84  - 0.95
OEPS                                  0.37            0.35  - 0.46
EPS                                   0.26            0.19  - 0.30

Same Store NOI Growth (full year)    -0.8% YTD       -1.0% to 1.0%

================================================================================

TRANSACTION AND REDEVELOPMENT ACTIVITY

ACQUISITIONS

On August 12, 2002, the Company announced the acquisition of 11 conventional garden and mid-rise apartment properties with 4,323 apartments having an average rent of $1,263 per month located in the New England area. The acquisition closed on August 29, 2002. The properties were purchased for $500 million, transaction costs were $2.5 million and the company provided a $34.2 million reserve for initial capital expenditures (of which $28 million will be spent to complete a kitchen and bath program initiated by the previous owner and $6.2 million will be spent to address other identified property needs). The transaction was funded with a $200 million draw from the Company's line of credit and $308.7 million in long-term property debt.

Also during the quarter, Aimco purchased $12.8 million of interests in 58 limited partnerships owning 122 properties.

As part of the Casden acquisition completed earlier this year, Aimco is committed to the purchase of the Park La Brea assets, currently under development, upon completion and stabilization. The first phase of the development, which includes 250 units, is scheduled to close during the fourth quarter 2002 at a cost of $56 million.

DISPOSITIONS

Aimco regularly reviews its portfolio to identify properties that do not meet long-term investment criteria and seeks to sell these properties.

Year-to-date Aimco has sold 52 properties for $334 million in gross proceeds, generating net proceeds to Aimco of $66 million after payment of mortgage debt and LP interests. During the third quarter, Aimco sold 13 apartment communities, of which eight are conventional and five are affordable:

================================================================================
                      THIRD QUARTER PROPERTY SALES ACTIVITY

                         NUMBER    GROSS            PROPERTY      NET        AVERAGE
                          OF      PROCEEDS   FCF      DEBT     PROCEEDS(1)    RENT
                         UNITS     ($MM)    YIELD    ($MM)      ($MM)      ($/UNIT)
                        -------   --------  -----   ---------  --------     ---------
Conventional              1,829    $ 45.8     8.7%    $ 20.3    $ 17.5         471
Affordable                  489       8.6     9.9%       5.4       2.3         498
                         ------    ------    ----     ------    ------         ---
   Total Dispositions     2,318    $ 54.4     8.9%    $ 25.7    $ 19.8         477

================================================================================
(1) Net of partner interests and mortgage debt.

The yields shown above are calculated as the Free Cash Flow earned by the properties during the 12 months prior to their sale, divided by their sales price. Free Cash Flow is defined as Net Operating Income less $440 per unit Capital Replacements and is before debt service. The prices received are slightly greater than Aimco's reported estimate of net asset value.

Aimco currently has 139 conventional properties (34,142 units with average rent of $562 per unit) and 115 affordable properties (11,981 units with average rent of approximately $575 per unit) being marketed for sale and anticipates gross sales proceeds of approximately $1.0 to $1.2 billion through the first half of 2003. Aimco expects that its share of cash from these dispositions, net of partner interests and after mortgage debt, will be approximately $300 to 400 million.

REDEVELOPMENT ACTIVITY

As of September 30, 2002, Aimco had 10 properties with 3,678 units under redevelopment having an estimated total investment (fair market value prior to redevelopment plus new redevelopment spending) of $595 million, of which approximately $52 million remains to be spent. Aimco's share of the estimated total investment is $497 million, of which approximately $35 million remains to be spent.

BALANCE SHEET AND LIQUIDITY

FINANCING ACTIVITY

On July 29, 2002 Aimco called for redemption the $41.9 million of outstanding Class B Convertible Preferred Stock held by an institutional investor. Prior to the redemption date, the investor converted the Class B Preferred Stock into 1,377,573 shares of Aimco's Class A Common Stock. Subsequent to the conversion, no shares of the Class B Preferred remain outstanding.

During the third quarter a holder of the Mandatorily Redeemable Convertible Preferred Securities ("TOPRS") converted approximately $5.3 million of the $20.6 million outstanding into 106,636 shares of Class A Common Stock.

Year-to-date, approximately $270 million of convertible preferred securities - the $35 million Class B Preferred OP Units, the $125 million Class K Convertible Preferred Stock, $62.5 million of the Class L Convertible Preferred Stock, the $41.9 million Class B Convertible Preferred Stock and $5.3 million of the TOPRS have been converted into Aimco Class A Common Stock. Aimco had previously included these shares in its fully diluted share count to calculate FFO and AFFO per share. These shares were not previously included in the fully diluted share count to calculate EPS and OEPS, as inclusion of these securities would have been anti-dilutive.

During the third quarter, Aimco closed 20 mortgage loans generating $258 million of total proceeds at a weighted average interest rate of 3.89%. After repayment of existing debt, transaction costs and distributions to limited partners totaling $234 million, Aimco's share of the net proceeds was $24 million.


================================================================================
                       THIRD QUARTER MORTGAGE REFINANCINGS


                                                                  LOAN           NET
MORTGAGE TYPE (ALL NON-RECOURSE)                                 AMOUNT        PROCEEDS          RATE
------------------------------------------------------------   -----------   -----------     -----------
Conventional & HUD Fixed Rate - 18-20 year fully amortizing    $        24   $        18            6.13%
Conventional Fixed Rate - up to 10 year, 30 year amortizing             53            (7)           6.93%
Conventional Variable Rate                                              59            11            2.51%
Tax Exempt Variable Rate - 8 years                                     122             2            2.80%
                                                               -----------   -----------     -----------
                                                               $       258   $        24            3.89%

================================================================================




At September 30, 2002, Aimco had total mortgage debt of $6.1 billion, of which $5.5 billion, or 90%, was consolidated debt (Aimco share of consolidated debt is $4.9 billion) and $0.6 billion, or 10%, was Aimco's pro rata share of unconsolidated debt. Total mortgage debt had a weighted average maturity of 14 years and a weighted average interest rate of 6.7%. Further, 85% ($5.2 billion) of the mortgage debt is fixed rate and 15% ($0.9 billion) is variable rate, of which 98% ($871 million) is tax exempt financing. In addition, Aimco had $420 million in short-term debt, including $145 million on the Casden term loan and $275 million on its line of credit.

In the third quarter, the decline in the common stock price and completion of the New England acquisition caused an increase in debt plus preferred shares as a percent of total capitalization to 63%.

================================================================================
                                CAPITAL STRUCTURE

                                      At        Percent           At         Percent            AT        PERCENT
                                   March 31     of Total        June 30      of Total        SEPT. 30     OF TOTAL
                                 -----------   -----------    -----------   -----------    -----------   -----------
Short-term debt                  $       517             5%   $       150             1%   $       420             4%
Long-term debt                         5,308            46%         5,198            45%         5,522            49%
Preferred equity                       1,277            11%         1,131            10%         1,083            10%
Common equity                          4,437            38%         5,113            44%         4,104            37%
                                 -----------   -----------    -----------   -----------    -----------   -----------
  Total Capitalization           $    11,539           100%   $    11,592           100%   $    11,129           100%

================================================================================
    Note: Debt includes Aimco's proportionate share of total debt. Common equity calculations use quarter-end trading prices of $48.37, $49.20 and $38.85 for March, June and September, respectively


Free Cash Flow coverage of interest expense and preferred dividends was 1.82 as compared to 1.93 during the third quarter of 2001. The decline is primarily attributable to lower Free Cash Flow.

LIQUIDITY

Aimco had $275 million outstanding on its $400 million corporate revolving line of credit at quarter end with availability of $125 million. Borrowing on the line of credit included a $200 million draw related to the New England acquisition with the remainder used to fund redevelopment and general corporate activity.

Year to date, Aimco has generated cash of $112 million from internal sources as defined above, and expects to generate an additional $240 million by year-end for a total to exceed $350 million for the year. The additional cash is expected to be used to pay down the Term Loan used for the Casden acquisition by $75 million and to fund approximately $60 million in capital for redevelopments and initial capital expenditures, leaving $105 million of cash for property or partnership acquisitions, short-term debt repayment or for other uses.




OUTLOOK

OUTLOOK

Earnings guidance for the Fourth Quarter and full year 2002 are attached as Supplemental Schedule XII. Guidance for 2003 will be available after approval of the corporate budget expected before year-end.

 OTHER INFORMATION

SUPPLEMENTAL INFORMATION

         Table of Contents:                                      Schedule:

         Consolidated Statements of Income                    I
         Balance Sheet Presentation                           II
         FFO and AFFO                                         III
         Free Cash Flow from Business Segments                IV
         Free Cash Flow Narrative                             V
         Proportionate Income Statement Presentation          VI
         Selected Balance Sheet Information                   VII
         Summary of Redevelopment Activity                    VIII
         Top 40 Markets by NOI Percent Change                 IX
         3Q 2002 v. 3Q 2001 Same Store Sales                  X
         Year-to-date 2002 v. 2001 Same Store Sales           XI
         2002 Outlook Summary                                 XII

Additional disclosures will be available on the Aimco website at www.aimco.com/about/financial/3Q2002.asp as noted below.

         Apartment Unit Summary
         Capital Expenditure Summary
         Net Asset Value

EARNINGS CONFERENCE CALL

Please join Aimco management for the third quarter 2002 earnings conference call to be held tomorrow, November 5, 2002 at 2:00 p.m. eastern time. You may join the conference call by dialing 888-228-8198, or 706-634-5947 for international callers. Please call approximately five minutes before the conference call is scheduled to begin and tell the operator that you wish to join the Apartment Investment and Management Company third quarter 2002 earnings conference call. The live conference call can also be accessed through the Internet via Aimco's website at www.aimco.com/about.asp and clicking on the webcast link.

FORWARD-LOOKING ASSUMPTIONS

This earnings release and supplemental schedules contain forward-looking statements including statements regarding 2002 and 2003 results that are subject to certain risks and uncertainties, including but not limited to the Company's ability to maintain current occupancy, rent levels, and "same store" results. Actual results may differ materially from those described and could be affected by a variety of factors including economic conditions; changes in interest rates; governmental regulations; competition; financing risks; variations in real estate values; the failure of acquisitions to perform in accordance with expectations; possible environmental liabilities; and other risks described in our filings with the Securities and Exchange Commission. These forward-looking statements reflect management's judgment as of this date, and we assume no obligation to revise or update them to reflect future events or circumstances.

ABOUT AIMCO

Aimco is a real estate investment trust headquartered in Denver, Colorado owning and operating a geographically diversified portfolio of apartment communities through 19 regional operating centers. Aimco, through its subsidiaries, operates approximately 1,800 properties, including approximately 327,000 apartment units, and serves approximately one million residents each year. Aimco's properties are located in 47 states, the District of Columbia and Puerto Rico. For additional information on Aimco, please visit our website at www.aimco.com; call Investor relations at (303) 691-4350 or Jennifer Martin, Vice President - Investor Relations, at (303) 691-4440; or email us at investor@aimco.com.